Exhibit 99.1

                NEWS RELEASE
                             For Immediate Release

DARLING INTERNATIONAL ANNOUNCES
SECOND QUARTER 2009 RESULTS

August 13, 2009 – IRVING, TEXAS – Darling International Inc. (NYSE: DAR) today reported net income of $11.7 million, or $0.14 per share, for the second quarter ended July 4, 2009.  Sales and results of operations for the second quarter as compared to the same period of the prior year are as follows:

For the second quarter of 2009, the company reported net sales of $155.3 million as compared to $220.9 million for the second quarter of 2008.  Lower finished product prices and reduced raw material volume accounted for the majority of the $65.6 million decrease.

Net income for the second quarter of 2009 decreased to $11.7 million, or $0.14 per share, as compared to $24.1 million, or $0.29 per share, for the 2008 comparable period.  The $12.4 million decrease in net income for the second quarter resulted primarily from reduced raw material volume and lower finished product prices, which were partially offset by lower energy costs related to natural gas and diesel fuel.

Darling International Chairman and Chief Executive Officer, Randall Stuewe, said, “Our business continued to improve from first quarter 2009.  2009 has been a challenging year with extreme volatility in many of our markets.  Overall, our raw material volumes are down significantly from the prior year but are showing signs of stabilizing and our operations team did a nice job of  lowering operating costs in light of the reduced volumes.”

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For the six months ended July 4, 2009, the company reported net sales of $288.3 million, as compared to $422.8 million for the 2008 comparable period.  The $134.5 million decrease in sales is primarily attributable to lower finished product prices and reduced raw material volume.

For the six months ended July 4, 2009, the company reported net income of $16.5 million, or $0.20 per share, as compared to $45.5 million, or $0.55 per share, for the 2008 comparable period.  The $29.0 million decrease in net income for the six months ended July 4, 2009, resulted primarily from reduced raw material volume and lower finished product prices, which were partially offset by lower energy costs related to natural gas and diesel fuel.

Darling International will host a conference call to discuss the Company’s second quarter 2009 financial results at 10:00 am Eastern Time (9:00 am Central Time) on Friday, August 14, 2009.
To listen to the conference call, participants calling from within North America should dial 800-860-2442; international participants should dial 412-858-4600.  Please refer to access code 432787.  Please call approximately ten minutes before the start of the call to ensure that you are connected.

The call will also be available as a live audio webcast that can be accessed on the company website at http://www.darlingii.com/investors.aspx.  Beginning one hour after its completion, a replay of the call can be accessed through August 22, 2009, by dialing 877-344-7529 domestically, or 412-317-0088 if outside North America.  The access code for the replay is 432787.  The conference call will also be archived on the Company’s website.

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Darling International Inc. is the largest publicly traded, food processing by-products recycling company in the United States. The Company recycles used restaurant cooking oil and by-products from the beef, pork and poultry processing industries into useable products such as tallow, feed-grade fats, meat and bone meal and hides. These products are primarily sold to agricultural, leather, oleo-chemical and bio-diesel manufacturers around the world.  In addition, the Company provides grease trap collection services and sells equipment to restaurants.

For additional information, visit the Company’s web site at http://www.darlingii.com.

{This media release contains forward-looking statements regarding the business operations and prospects of Darling and industry factors affecting it. These statements are identified by words such as "may," "will,"  " begin, " " look forward, "  "expect," "believe," "intend," "anticipate," "should", "estimate," “continue," “momentum” and other words referring to events to occur in the future. These statements reflect Darling's current view of future events and are based on its assessment of, and are subject to, a variety of risks and uncertainties beyond its control, including the unprecedented turmoil existing in world financial, credit, commodities and stock markets,  a decline in consumer confidence and discretionary spending,  the general performance of the U.S. economy, and global demands for grain and oilseed commodities, which have exhibited volatility, and bio-fuels that could cause actual results to differ materially from those projected in the forward-looking statements. Other risks and uncertainties regarding Darling, its business and the industry in which it operates are referenced from time to time in the Company’s filings with the Securities and Exchange Commission.  Darling is under no obligation to (and expressly disclaims any such obligation to) update or alter its forward-looking statements whether as a result of new information, future events or otherwise.}

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Darling International Inc.
Consolidated Operating Results
For the Periods Ended July 4, 2009 and June 28, 2008
(Dollars in thousands, except per share amounts)

(Unaudited)

	Three Months Ended			Six Months Ended
			$ Change			$ Change
	July 4,	June 28,	Favorable	July 4,	June 28,	Favorable
	2009	2008	(Unfavorable)	2009	2008	(Unfavorable)
Net sales	$155,298	$220,858	$(65,560)	$288,298	$422,814	$(134,516)
Costs and expenses:
Cost of sales and operating expenses	$113,353	$161,298	47,945	$216,896	$307,594	$90,698
Selling, general and administrative expenses	15,446	13,980	(1,466)	30,203	28,681	(1,522)
Depreciation and amortization	6,223	5,845	(378)	12,160	11,637	(523)
Total costs and expenses	135,022	181,123	46,101	259,259	347,912	88,653
Operating income	20,276	39,735	(19,459)	29,039	74,902	(45,863)

Other income/(expense):
Interest expense	(784)	(775)	(9)	(1,442)	(1,620)	178
Other, net	(218)	133	(351)	(455)	300	(755)
Total other income/(expense)	(1,002)	(642)	(360)	(1,897)	(1,320)	(577)

Income from operations before income taxes	19,274	39,093	(19,819)	27,142	73,582	(46,440)
Income taxes (expense)/benefit	(7,575)	(15,014)	7,439	(10,633)	(28,042)	17,409
Net income	$11,699	$24,079	$(12,380)	$16,509	$45,540	$(29,031)

Basic income per share:	$0.14	$0.30	$(0.16)	$0.20	$0.56	$(0.36)
Diluted income per share:	$0.14	$0.29	$(0.15)	$0.20	$0.55	$(0.35)

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FOR MORE INFORMATION CONTACT:
John O. Muse, Executive Vice President of	251 O’Connor Ridge Blvd., Suite 300
Finance and Administration, or	Irving, Texas 75038
Brad Phillips, Treasurer	Phone: 972-717-0300